                                  EXHIBIT 18.1


                                 March 25, 1998

Thrift Management, Inc.
3141 West Hallandale Beach Boulevard
Hallandale, Florida 33009

Gentlemen:

         Pursuant to your request we have read the statements contained in Note 3 to the consolidated financial statements included in the Form 10-KSB of Thrift Management, Inc. for the year ended December 31, 1997. As stated in Note 3, "Merchandise inventory has been valued using the retail method of accounting as of December 31, 1997. This accounting principle was adopted by the Company on October 1, 1997. Merchandise inventory in prior periods and years was valued using the specific identification method" and "The newly adopted accounting principle is preferable in the circumstances due to cost benefit considerations of applying the specific identification method of accounting for inventories in the Company's current operating environment."

         You have requested a letter from us as your independent certified public accountants that you can file with the Securities and Exchange Commission indicating whether or not we believe the aforementioned change in method of accounting is preferable under your particular circumstances. This letter is submitted to you solely for that purpose.

         Based on our reading of the information set forth in the Form 10-KSB of Thrift Management, Inc. for the year ended December 31, 1997, we believe (a) the newly adopted accounting principle is a generally accepted accounting principle,
(b) the method of accounting for the effect of the change is in conformity with generally accepted accounting principles, (c) the Company has justified the use of the newly adopted accounting principle on the basis that it is preferable as required by Accounting Principles Board Opinion No. 20 and the Company's justification for the change is reasonable, and (d) there are no unusual circumstances such that the selection and application of the newly adopted accounting principle would make the financial statements taken as a whole misleading. We have not examined any financial statements of Thrift Management, Inc. as of any date or for any period subsequent to December 31, 1997.

         While there are a number of methods of pricing inventories that are acceptable under generally accepted accounting principles, we believe that, under your particular circumstances, the aforementioned change is to a preferable alternative accounting principle.


                               Very truly yours,


                               BERKOWITZ DICK POLLACK & BRANT, LLP